News Release

Associated receives Fed approval on State Financial acquisition

     GREEN BAY, Wis. — Sept. 20, 2005 — The Federal Reserve has approved Associated Banc-Corp’s (NASDAQ: ASBC) acquisition of State Financial Services Corporation (NASDAQ: SFSW) of Milwaukee. Additionally, the Office of the Comptroller of the Currency has approved the consolidation of the banks.

     The combined company will expand Associated’s leading presence in Wisconsin and will have more than 320 branch offices and more than 350 ATM locations throughout Wisconsin, Illinois and eastern Minnesota following the acquisition. The acquisition is expected to close in early October. The conversion of State Financial’s operating systems to Associated’s platform is scheduled for the fourth quarter of 2005.

     “With the regulatory approvals, our closing and consolidation timetables remain on track,” said Paul S. Beideman, president and CEO of Associated. “This business combination builds on our strong foundation, making Associated more convenient than ever for customers and enhancing value for our shareholders,” he said.

     “As we near completion of the merger of our companies, the benefits for all stakeholders are clear,” said State Financial CEO Mike Falbo. “Associated’s approach to community banking is very similar to State Financial Bank’s. Our customers will have greater access through more delivery channels and the efficiency of the combined company will strengthen the organization for the long term,” Falbo said.

     State Financial shareholders will be eligible for any dividend declared by Associated’s board following the closing. State Financial’s board does not expect to declare an additional dividend prior to closing.

— more —

Associated Fed approval, add one

     State Financial is a $1.5 billion financial services company operating through 29 full-service office locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, State Financial provides commercial and retail banking products, secondary market mortgage loan originations and investment brokerage activities.

     Associated Banc-Corp offers a full range of traditional banking services and a variety of other financial products and services, with the No. 1 branch distribution position in most of its key markets. Associated has been named a Mergent Dividend Achiever based on its 34-year history of dividend increases, is a member of the Forbes Global 2000, and has been a leading Small Business Administration lender for many years. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

     Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, among others, State Financial’s and Associated’s ability to complete the merger in a timely manner or at all, the risk that the business of State Financial will not be integrated successfully into Associated, the risk that the cost savings from the merger may not be fully realized or may take longer to realize than expected, and other factors discussed in the filings of Associated and State Financial with the Securities and Exchange Commission. Investors should consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

CONTACTS:

Associated Banc-Corp	State Financial
Investors:	Donna Bembenek, 414-226-3269
Joe Selner Chief Financial Officer, 920-491-7120
Media:
Cindy Moon-Mogush Corporate Communications, 920-431-8034